Exhibit 99.1


Catalina Marketing Corporation Reports Resignation of Chief Development Officer

ST. PETERSBURG, Fla., April 25 /PRNewswire-FirstCall/ -- Catalina Marketing Corporation (NYSE: POS) today announced that it has accepted the resignation of Sue Klug, the company's chief development officer. Her resignation will be effective May 20, 2005. Klug will be returning to a career in the food retailing sector with a position near her home in Southern California.

During Klug's ten-plus years with Catalina, she has served as group president, leading key strategic growth components for the company, such as Catalina Health Resource, as well as corporate marketing and new business development.

"Sue Klug has been an integral part of Catalina's growth and development, and her leadership and expertise have made her an outstanding contributor on Catalina's senior management team," said L. Dick Buell, chief executive officer of Catalina Marketing Corporation. "Since this departure is an amicable separation and Sue has given us sufficient notice, we can ensure an organized and orderly transition. We wish her much success in her future endeavors."

About Catalina Marketing Corporation

Based in St. Petersburg, Fla., Catalina Marketing Corporation ( http://www.catalinamarketing.com ) was founded over 20 years ago on the concept that targeted communications, based on actual purchase behavior, would generate more effective consumer response. Today, Catalina Marketing combines unparalleled insight into consumer behavior with dynamic consumer access. This combination of insight and access provides marketers with the ability to execute behavior-based marketing programs, ensuring that the right consumer receives the right message at exactly the right time. Catalina Marketing offers an array of behavior-based promotional messaging, loyalty programs and direct-to-patient information. Personally identifiable data that may be collected from the company's targeted marketing programs, as well as its research programs, are never sold or given to any outside party without the express permission of the consumer.

Certain statements in the preceding paragraphs are forward-looking, and actual results may differ materially. Statements not based on historic facts involve risks and uncertainties, including, but not limited to, the changing market for promotional activities, especially as it relates to policies and programs of packaged goods and pharmaceutical manufacturers and retailers, government and regulatory statutes, rules, regulations and policies, the effect of economic and competitive conditions and seasonal variations, actual promotional activities and programs with the company's customers, the pace of installation of the company's store network, the success of new services and businesses and the pace of their implementation, the company's ability to maintain favorable client relationships, the outcome and impact of an ongoing


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SEC investigation into certain of the company's prior fiscal years, and the outcome and impact of the pending shareholder class action and derivative lawsuits.

SOURCE Catalina Marketing Corporation

CONTACT: Investors, Rick Frier, Executive Vice President, Finance

1-727-579-5307

or Joanne Freiberger, Vice President, Finance

1-727-579-5116

or Media

Michelle Bauer, Executive Director, Corporate Marketing

1-727-579-5129

all of Catalina Marketing Corporation

Web site: http://www.catalinamarketing.com